                                                                    Exhibit 12.2

                          The Williams Companies, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)

                                                             Three months ended
                                                               March 31, 2004
                                                             ------------------
Earnings:
   Income from continuing operations before income taxes          $   9.8
   Minority interest in income of consolidated subsidiaries           4.8
       Less: Equity earnings                                        (11.6)
                                                                  -------
   Income from continuing operations before income
       taxes, minority interest in income of consolidated
       subsidiaries and equity earnings                               3.0

   Add:
       Fixed charges:
          Interest accrued, including proportionate share
            from equity-method investees                            243.7
          Rental expense representative of interest factor            6.2
                                                                  -------
       Total fixed charges:                                         249.9

       Distributed income of equity investees                         8.1

   Less:
       Capitalized interest                                          (4.0)
                                                                  -------

   Total earnings as adjusted                                     $ 257.0
                                                                  =======

   Fixed charges                                                  $ 249.9
                                                                  =======

   Ratio of earnings to fixed charges                                1.03
                                                                  =======

                                     12.2-1